EXHIBIT 99.1

Pharmos Corporation
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Pharmos Corporation:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Pharmos Corporation and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006, and adopted FIN 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
February 27, 2008, except for the liquidity discussion in Note 2, as to which the date is November 12, 2008

PHARMOS CORPORATION
Consolidated Balance Sheets

	December 31,

	2007	2006

Assets
Current Assets
Cash and cash equivalents	$7,481,741	$12,757,013
Short-term investments	3,686,568	13,172,673
Restricted cash	86,695	82,926
Research and development grants receivable	3,859	297,865
Prepaid expenses and other current assets	225,185	424,658

Total current assets	11,484,048	26,735,135

Fixed assets, net	424,458	593,457
Restricted cash	65,031	63,922
Severance pay funded	264,934	975,810
Other assets	136,488	25,014

Total assets	$12,374,959	$28,393,338

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	$768,768	$663,192
Accrued expenses	404,937	889,783
Warrant liability		11,435
Accrued wages and other compensation	805,995	1,002,572

Total current liabilities	1,979,700	2,566,982

Other liability	51,888	77,682
Severance pay	358,706	1,320,624

Total liabilities	2,390,294	3,965,288

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none issued and outstanding	—	—
Common stock, $.03 par value; 60,000,000 shares authorized, 25,603,759 and 25,565,784 issued in 2007 and 2006, respectively	768,112	766,973
Paid-in capital in excess of par	205,881,331	204,700,030
Accumulated deficit	(196,664,352)	(181,038,527)

Treasury stock, at cost, 2,838 shares	(426)	(426)

Total shareholders’ equity	9,984,665	24,428,050

Total liabilities and shareholders’ equity	$12,374,959	$28,393,338

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PHARMOS CORPORATION
Consolidated Statements of Operations

	Year ended December 31,

	2007	2006	2005

Expenses
Research and development, gross	$11,457,566	$8,956,821	$9,568,293
Grants	(812,042)	(1,445,513)	(1,406,508)

Research and development, net of grants	10,645,524	7,511,308	8,161,785
In-process acquired research and development	—	20,607,575	—

General and administrative	6,698,601	9,108,867	7,165,291
Depreciation and amortization	235,134	314,769	381,812

Total operating expenses	17,579,259	37,542,519	15,708,888

Loss from operations	(17,579,259)	(37,542,519)	(15,708,888)

Other income (expense)

Bausch & Lomb payment, net	—	—	10,725,688
Interest income	938,312	1,778,042	1,514,878
Interest expense	—	—	(166,322)
Change in value of warrants	11,435	27,445	259,075
Other (expense) income	47,905	(12,712)	(44,937)

Other income, net	997,652	1,792,775	12,288,382

Loss before income taxes	$(16,581,607)	$(35,749,744)	$(3,420,506)
Income tax benefit	(955,782)	(612,775)	(490,634)

Net loss	$(15,625,825)	$(35,136,969)	($2,929,872)

Net loss per share
- basic and diluted	($0.61)	($1.74)	($0.15)

Weighted average shares outstanding
- basic and diluted	25,591,660	20,249,714	18,974,175

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Pharmos Corporation
Consolidated Statements of Changes in Shareholders’ Equity
For the Years ended December 31, 2007, 2006 and 2005

	Common Stock				Treasury Stock
	Shares	Amount	Deferred Compensation	Paid-in Capital in Excess of Par	Accumulated Deficit	Shares	Amount	Total Stockholders’ Equity

December 31, 2004	95,137,076	$2,854,112	$(1,701,122)	$188,809,955	$(142,971,686)	14,189	$(426)	$46,990,833

Option issuance for consultant compensation				1,244				1,244

Amortization of stock option issuance below fair market value			68,772					68,772

Amortization of Retention Award Agreements			1,102,957					1,102,957
Effect of Stock Split (1:5)	(76,109,267)	(2,283,278)		2,283,278		(11,351)		—

Issuance of Retention Award Shares	37,975	1,139		(1,139)
Net Loss					(2,929,872)			(2,929,872)

December 31, 2005	19,065,784	571,973	(529,393)	191,093,338	(145,901,558)	2,838	(426)	45,233,934

Stock and option issuance for employee compensation and amortization of retention award				1,363,092				1,363,092

Issuance of Common Stock for Vela Acquisition, net of direct costs of $32,007	6,500,000	195,000		12,772,993				12,967,993

Reclassify deferred Compensation to Paid in Capital			529,393	(529,393)

Net loss					(35,136,969)			(35,136,969)

December 31, 2006	25,565,784	766,973	0	204,700,030	(181,038,527)	2,838	(426)	24,428,050

Stock and option issuance for employee compensation and amortization of retention award				1,182,440				1,182,440

Issuance of Retention Award Shares	37,975	1,139		(1,139)
Net Loss					(15,625,825)			(15,625,825)

December 31, 2007	25,603,759	$768,112	$0	$205,881,331	$(196,664,352)	2,838	$(426)	$9,984,665

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Pharmos Corporation
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2007	2006	2005

Cash flows from operating activities

Net loss	$(15,625,825)	$(35,136,969)	$(2,929,872)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	235,134	314,769	381,812
Provision for severance pay	(961,918)	305,977	(182,392)
Change in the value of warrants	(11,435)	(27,445)	(259,074)
Amortization of debt discount and issuance costs	—	—	126,256
Share-based compensation	1,182,441	1,363,092	1,172,973

Non cash portion of in-process research and development charge	—	13,000,000	—
Income from Bausch & Lomb milestone payment, net	—	—	(10,725,688)
Gain on disposition of fixed assets	(12,383)	—	—
Changes in operating assets and liabilities:
Research and development grants receivable	294,006	436,372	803,545
Prepaid expenses and other current assets	199,473	118,451	(280,299)
Other assets	(111,474)	3,482	450
Accounts payable	105,576	143,788	(410,230)
Accrued expenses	(484,846)	314,561	(580,191)
Accrued wages and other compensation	(196,577)	(495,209)	741,293
Other liabilities	(25,794)	(43,222)	71,492

Net cash used in operating activities	(15,413,622)	(19,702,353)	(12,069,925)

Cash flows from investing activities
Purchases of fixed assets	(176,592)	(165,366)	(137,222)
Proceeds from disposition of fixed assets	122,839	—	—
Proceeds from Bausch & Lomb milestone payment	—	—	12,275,000

Payment to Bausch & Lomb related to sale of ophthalmic business	—	—	(1,532,528)
Royalty payment and grant reimbursement related to Bausch & Lomb milestone payment	—	—	(1,549,312)
Purchase of short-term investments	(6,933,488)	(23,312,980)	(41,748,343)
Proceeds from sale of short-term investments	16,419,593	45,888,650	6,000,000
Severance pay funding	710,876	(203,611)	39,727
Decrease (increase) in restricted cash	(4,878)	(4,447)	4,843,348

Net cash provided by (used in) investing activities	10,138,350	22,202,246	(21,809,330)

Cash flows from financing activities
Costs from registration of common stock issued with Vela Acquisition	—	(32,007)	—
Repayment of convertible debentures	—	—	(4,846,148)

Net cash (used in) financing activities	—	(32,007)	(4,846,148)

Net increase (decrease) in cash and cash equivalents	(5,275,272)	2,467,886	(38,725,403)
Cash and cash equivalents at beginning of year	12,757,013	10,289,127	49,014,530

Cash and cash equivalents at end of year	$7,481,741	$12,757,013	$10,289,127

Supplemental information:
Interest paid	—	—	$32,086
Supplemental disclosure of non-cash investing and financing activities:
Common stock issued with Vela acquisition	—	$13,000,000	—

The accompanying notes are an integral part of these consolidated financial statements.

Pharmos Corporation
Notes to Consolidated Financial Statements

1. The Company

Pharmos Corporation (the Company” or Pharmos”) is a specialty pharmaceutical company that discovers and develops new novel therapeutic drugs to treat a range of indicators including pain, inflammatory, auto-immune and select CNS disorders. The Company has executive offices in Iselin, New Jersey and certain discovery, research and development activities are conducted through its wholly owned subsidiary, Pharmos, Ltd., in Rehovot, Israel.

2. Liquidity and Business Risks

Except for 2001, the Company has experienced operating losses every year since inception in funding the research, development and clinical testing of our drug candidates. The Company had an accumulated deficit of $205.8 million as of September 30, 2008 and expects to continue to incur losses going forward. Such losses have resulted principally from costs incurred in research and development and from general and administrative expenses. The Company has financed its operations with public and private offerings of securities, advances and other funding pursuant to an earlier marketing agreement with Bausch & Lomb, grants from the Office of the Chief Scientist of Israel, research contracts, the sale of a portion of its New Jersey net operating loss carryforwards, and interest income. Management believes that the current cash, cash equivalents and short term investments, totaling $6.1 million as of September 30, 2008, will be sufficient to support the Company’s currently planned continuing operations through at least December 31, 2008. In the second quarter of 2008, our estimated costs increased related to our patient recruitment advertising programs, thereby reducing the anticipated cash available for continuing operations beyond December 31, 2008. All of the above factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is actively pursuing various funding options, including equity offerings, equity-like financing, strategic corporate alliances, business combinations and the establishment of product related research and development limited partnerships, to obtain additional financing to continue the development of its products and bring them to commercial markets. There can be no assurance that the Company will be successful in its efforts to raise additional capital. Should the Company be unable to raise adequate financing or generate revenue in the future, long-term operations will need to be scaled back or discontinued.

On September 26, 2007, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that the minimum bid price of its common stock had fallen below $1.00 for 30 consecutive business days and that it was therefore not in compliance with Nasdaq listing rules. The Company had until March 24, 2008 (180 calendar days from September 26, 2007) to regain compliance. On March 25, 2008, Pharmos received notice from Nasdaq that, in accordance with Marketplace Rule 4310(c)(8)(D), Pharmos was provided an additional period of 180 calendar days, or until September 22, 2008, to regain compliance.

On September 23, 2008, the Company was notified by Nasdaq that it had failed to regain compliance with Marketplace Rule 4310. The Company requested a hearing on the matter. Subsequent to the hearing request, Pharmos received notice from Nasdaq that the minimum bid price and market value of publicly held shares requirements were suspended through January 16, 2009.

On November 11, 2008, the Company received notice from Nasdaq that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(3), which requires it to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Under these circumstances, Nasdaq is reviewing the Company’s eligibility for continued listing on the Nasdaq Capital Market. In order to facilitate this review, the Company intends to provide to Nasdaq, on or before November 26, 2008, its specific plan to achieve and sustain compliance with all of the Nasdaq continued listing requirements, including the time frame for completion of the plan.

No assurance can be given that the Company will regain compliance with Nasdaq’s continued listing standards. If the Company’s common stock were to be delisted from Nasdaq, liquidity for its common stock could be significantly decreased which could reduce the trading price and increase the transaction costs of trading shares of its common stock.

3. Significant Accounting Policies

Basis of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Pharmos Ltd. and Vela Pharmaceuticals. All significant intercompany balances and transactions are eliminated in consolidation. The functional currency for Pharmos Ltd is the US dollar.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. The most significant estimates and assumptions related to stock based compensation asset impairments, including estimates of commitments and contingencies, and the tax valuation allowance. Actual results could differ from those estimates.

Net loss per common share

Basic and diluted net loss per common share was computed by dividing the net loss for the period by the weighted average number of shares of common stock issued and outstanding. In accordance with the requirements of Statement of Financial Accounting Standards No. 128, potential shares of common stock have been excluded from the calculation of diluted net loss per common share, as their inclusion would be antidilutive.

The following table summarized the equivalent number of potential common shares assuming the related securities that were outstanding as of December 31, 2007 and 2006 had been converted.

Pharmos Corporation
Notes to Consolidated Financial Statements

	2007	2006

Stock options	2,420,386	1,924,622
Warrants	297,739	424,769
Restricted stock - non vested	—	37,975

Total potential dilutive securities not included in loss per share	2,718,125	2,387,366

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of commercial paper and money market accounts at December 31, 2007 and 2006.

Investments

The Company considers all investments that are not considered cash equivalents and with a maturity of less than one year from the balance sheet date to be short-term investments. The Company considers all investments with a maturity of greater than one year to be long-term investments except for auction-rate securities as discussed below. All investments are considered as held-to-maturity and are carried at amortized cost, as the Company has both the positive intent and ability to hold them to maturity. The Company invests in a variety of instruments such as commercial paper, US Government securities and corporate securities with an effective maturity of less than one year. Some of the Company’s investments are in auction-rate securities (ARS) that are held as investments available for sale. Auction rate securities are instruments with long-term underlying maturities, but for which an auction is conducted periodically, as specified, to reset the interest rate and allow investors to buy or sell the instruments. Because auctions generally occur more often than annually, and because the Company holds these instruments in order to meet short-term liquidity needs, the auction rate securities are classified as short-term investments in the Consolidated Balance Sheet. Interest income includes interest, amortization of investment purchases premiums and discounts, and realized gains and losses on sales of securities. Realized gains and losses on sales of investment securities are determined based on the specific identification method. The Consolidated Statement of Cash Flows reflects the gross amount of the purchases of short term investments and the proceeds from maturities of short term securities and sales of auction rate securities.

Realized gains and losses on sales of investment securities are determined based on the specific identification method.

	2007	2006

Securities greater than 90 days	$1,036,568	$5,172,673
Auction Rate Securities	2,650,000	8,000,000

Total Short Term Investments	$3,686,568	$13,172,673

Since December 31, 2007 the Company liquidated certain Auction Rate Securities. At February 11, 2008 the Company had one remaining Auction Rate Security. The one remaining ARS, issued by George Washington University, is for $1,000,000. The reset auction for this security failed to clear on February 13, 2008. An auction failure occurs when the parties wishing to sell securities could not. This ARS, a general obligation of George Washington University, was reset at the max rate as defined and is backed by student loans. Additionally the ARS is insured and as a result no impairment charge has been deemed necessary. Based on the Company’s current cash balances, and other potential sources of cash, the Company does not anticipate the potential lack of liquidity on these investments will affect its ability to execute on the current business plan.

Revenue recognition

The Company’s policy with respect to license fees is to recognize revenue when all performance obligations are completed. The Company had no product sales revenue during 2007, 2006, or 2005 and

Pharmos Corporation
Notes to Consolidated Financial Statements

does not expect product sale revenues for the next few years and may never have such sales if products currently under development fail to be commercialized.

Research and development costs

All research and development costs are expensed when incurred. The Company accounts for reimbursements of research and development costs as a reduction of research and development expenses as the underlying expenses are incurred.

Pharmos Corporation
Notes to Consolidated Financial Statements

Research and development grants receivable

As of December 31, 2007 and 2006, research and development grant receivables consist of grants for research and development relating to certain projects. Research and development grants are recognized as a reduction of research and development expenses.

Restricted cash

The Company has a lease agreement for the premises it occupies in New Jersey. The lease agreement expires in 2009. The lease agreement is secured by a letter of credit of $65,031. This amount is included in restricted cash at December 31, 2007.

In addition, the Company’s subsidiary, Pharmos Ltd., has a lease agreement for the premises it occupies in Israel. The lease agreement expired in January 2007. In February 2007 the Company renewed the lease for a four year term. There is an early termination date on January 31, 2008 and January 31, 2009 with no penalty to Pharmos if the company elects to notify an early termination 150 days prior to one of the early termination dates. The lease agreement is secured by a letter of guarantee in the amount of $177,016 based on the Israeli consumer price index. A deposit of $86,695 is included in restricted cash (current) at December 31, 2007.

Fixed assets

Fixed assets are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. The Company uses the following estimated useful lives:

Laboratory, pilot plant and other equipment	7 years to 14 years
Leasehold improvements	5 years to 14 years
Office furniture and fixtures	3 years to 17 years
Computer equipment	3 years to 4 years
Vehicles	5 years to 7 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated lives of the related assets. Maintenance and repairs are expensed as incurred.

Long-lived assets

The Company periodically evaluates potential impairments of its long-lived assets. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets and other factors. If these cash flows are less than the carrying value of the assets, the Company measures the impairment using discounted cash flows or other methods of determining fair value.

Pharmos Corporation
Notes to Consolidated Financial Statements

Severance pay

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its Israeli employees is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits accumulated up to the balance sheet date.

Severance expenses in Israel for the years ended December 31, 2007, 2006 and 2005 amounted to $267,879, $396,826, and $102,962, respectively and have been included in the appropriate R&D and G&A expense categories.

Income taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes” (SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Company adopted, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Pharmos conducts business in the US and Israel and, as a result, files US, New Jersey and Israeli income tax returns. In the normal course of business the Company is subject to examination by taxing authorities. At present, there are no ongoing audits or unresolved disputes with the various tax authorities that the Company files with. Given the Company’s substantial net operating loss carryforwards (NOLs”, which are subject to a full valuation allowance) as well as the historical operating losses, the adoption of FIN 48 on January 1, 2007 did not have any effect on our financial position, results of operations or cash flows as of December 31, 2007.

Foreign exchange

The Company’s foreign operations are principally conducted in U.S. dollars. Any transactions or balances in currencies other than U.S. dollars are remeasured and any resultant gains and losses are included in other income (expense). To date, such gains and losses have been insignificant.

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short term investments. The Company maintains most of its cash balances in

Pharmos Corporation
Notes to Consolidated Financial Statements

accounts that exceed federally insured limits. The Company has not experienced any losses to date resulting from this practice.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, investments, other receivables, other assets, accounts payable and accrued liabilities which approximate fair value due to their short term maturities.

Pharmos Corporation
Notes to Consolidated Financial Statements

Share based compensation

The Company has stock-based compensation plans under which employees and outside directors receive stock options and other equity-based awards. The plans provide for the granting of stock options, restricted stock awards, and other stock unit awards. The maximum number of shares of Common Stock available for issuance under the 2000 Plan, as amended, is 4,700,000 shares. At December 31, 2007, awards relating to 2,420,386 shares were outstanding. Pharmos stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, generally have 10 year terms, and vest no later than four years from the date of grant.

Under the terms of the Pharmos Employee Stock Purchase Plan (ESPP), all full-time and part-time employees of the Company who have completed a minimum of 6 months of employment are eligible to participate. The price of the Common Stock is calculated at 85% of the lower of either the mean between the highest and lowest prices at which Pharmos common stock trades on the first business day of the month, or the mean between the highest and lowest trading prices on the day of exercise (the last day of the month). A participant can purchase shares not to exceed 10% of one’s annualized base pay; $25,000; or 5% or more of shares outstanding. The total number of shares reserved for issuance under the 2001 Plan is 100,000 shares. During the year ended December 31, 2007, no shares were purchased under the ESPP and 87,440 shares remain for issuance under the 2001 Plan.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment” (SFAS 123R”), which establishes the financial accounting and reporting standards for stock-based compensation plans. SFAS 123R requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and restricted stock units, and employee stock purchases related to the ESPP. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period of the entire award (generally the vesting period of the award). The Company has elected to expense these awards on a straight line basis over the life of the awards. As a result of adopting SFAS 123R, the Company’s net loss before income taxes and net loss for the years ended December 31,2007 and 2006 were $1,076,606 and $939,500 more than if the Company had continued to account for stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees” (APB 25”) and its related interpretations. Basic and diluted net loss per share for the years ended December 31, 2007 and 2006 of $(0.61) and $(1.74) are $0.04 and $0.05 more as a result of adopting SFAS 123R.

The Company elected to use the modified prospective transition method as permitted by SFAS 123R and, therefore, financial results for prior periods have not been restated. Under this transition method, stock-based compensation expense for the years ended December 31, 2007 and 2006 include expense for all equity awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation” (SFAS 123,”) as amended by SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure.” Compensation expense for all stock-based compensation awards granted subsequent to January 1, 2006 was based on the grant-date fair value determined in accordance with the provisions of SFAS 123R. During the years ended December 31, 2007 and 2006, the Company recognized compensation expense of $1,076,606 and $939,500 for stock options which were recognized in the Consolidated Statement of Operations. As of December 31, 2007 and 2006, the total compensation costs related to non-vested awards not yet recognized is $510,000 which will be recognized over the next three and one-quarter years.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with APB 25 and also followed the disclosure requirements of SFAS 123. Under APB 25, the Company accounted for stock-based awards to employees and directors using the intrinsic value method as allowed under SFAS 123. The following table sets forth the computation of basic and diluted loss per share for the year ended December 31, 2005 and illustrates the effect on net loss and loss per share as if the Company had applied

Pharmos Corporation
Notes to Consolidated Financial Statements

the fair value recognition provisions of SFAS 123 to its stock plans. The estimated fair value of each option is calculated using the Black-Scholes option-pricing model:

Year Ended December 31, 2005

Net loss as reported	($2,929,872)
Add: Stock-based employee compensation expense included in reported net loss	1,171,728
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(4,578,359)

Pro forma net loss	($6,336,503)

Loss per share:
As reported - basic and diluted	($0.15)
Pro forma - basic and diluted	($0.33)

For disclosure purposes under SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumption:

2005

Risk-free interest rate	3.71-4.45%
Expected lives (in years)	5
Dividend yield	0%
Expected volatility	99 -107%

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements” (SFAS 157”). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards (except for measurements of share-based payments) and is expected to increase the consistency of those measurements. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS 157 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (FAS) No. 159”, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (FAS No. 159)”, which is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

On June 27, 2007, the FASB reached a final consensus on Emerging Issues Task Force Issue 07-3, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development

Pharmos Corporation
Notes to Consolidated Financial Statements

Activities” (EITF 07-03”). Currently, under FASB Statement No. 2, Accounting for Research and Development Costs”, nonrefundable advance payments for future research and development activities for materials, equipment, facilities, and purchased intangible assets that have no alternative future use are expensed as incurred. EITF 07-03 addresses whether such non-refundable advance payments for goods or services that have no alternative future use and that will be used or rendered for research and development activities should be expensed when the advance payments are made or when the research and development activities have been performed. The consensus reached by the FASB requires companies involved in research and development activities to capitalize such non-refundable advance payments for goods and services pursuant to an executory contractual arrangement because the right to receive those services in the future represents a probable future economic benefit. Those advance payments will be capitalized until the goods have been delivered or the related services have been performed. Entities will be required to evaluate whether they expect the goods or services to be rendered. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment will be charged to expense. The consensus on EITF 07-03 is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to recognize the effects of applying the guidance in EITF 07-03 prospectively for new contracts entered into after the effective date. The Company is in the process of evaluating the expected impact of EITF 07-03 on its financial position and results of operations following adoption.

4.	Acquisition of Vela Pharmaceuticals, Inc.

In March 2006, the Company announced an agreement to acquire Vela Pharmaceuticals, Inc. (Vela”), which has a Phase II product candidate, dextofisopam, in development to treat irritable bowel syndrome. The Company intends to dedicate substantial resources to complete clinical development of this product candidate. The Vela acquisition also includes additional compounds in preclinical and/or clinical development for neuropathic pain, inflammation and sexual dysfunction. The final merger agreement, as amended, was announced on September 5, 2006 and approved by the Company’s shareholders on October 25, 2006.

Under the amended Merger Agreement, the Company issued 6.5 million shares of common stock and paid $6 million to Vela shareholders at closing. Pharmos also agreed to reimburse Vela for $679,000 of operating expenses from July 1, 2006 through closing. The amended Merger Agreement also includes additional performance-based milestone payments to the Vela stockholders related to the development of dextofisopam, aggregating up to an additional $8 million in cash and the issuance of up to an additional 13,500,000 shares of Pharmos common stock. In the event that such shares or payments are issued or funded in future periods, a determination will then be made as to whether the values are to be written off as in - process research and development and charged to results of operations; such future charge could be material. None of the conditions requiring issuance of these contingent shares or funding these payments were met at December 31, 2007 except for a $1.0 million milestone payment made by Pharmos due upon the study’s commencement.

In addition, the Company’s additional paid in capital was reduced by $32,007 for registration costs related to the issuance of the common shares issued to Vela’s shareholders.

The combined value of the acquisition purchase price was approximately $19.7 million, plus direct expenses. The fair value ascribed to the 6.5 million shares of Company common stock ($13 million) was determined using the closing price of Pharmos common stock on October 25, 2006, which was the shareholder approval date of the acquisition.

The purchase price is as follows (in thousands):

Fair value of Pharmos shares issued at closing	$13,000
Cash and advances paid	6,679

19,679
Transaction costs incurred by Pharmos	1,422

Purchase price	$21,101

Pharmos Corporation
Notes to Consolidated Financial Statements

The purchase price has been allocated based on a valuation of Vela’s tangible and intangible assets and liabilities and their following fair values (in thousands):

Proceeds receivable from sale of New Jersey State net operating losses	$493
In-process research and development	20,608

Total	$21,101

A substantial portion of the purchase price was considered to represent in-process research and development (IPR&D) costs as the products have not, at the acquisition date, reached technological feasibility and may not have an alternate future use. Accordingly, such value was written off as a charge to operations for the quarter and year ended December 31, 2006. The value of the IPR&D charge was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and regulatory approvals. The discount rate applied was 23%.

The Company’s 2006 consolidated statement of operations includes the results of operations from Vela from October 26, 2006 forward. The following table presents unaudited pro forma consolidated results of operations for Pharmos for the years ended December 31, 2006 and 2005, as though the Vela acquisition was completed as of the beginning of each period.

	December 31, 2006	December 31, 2005

Net loss attributable to common shareholders	$(37,760,577)	$(11,545,665)

Net loss per share attributable to common shareholders:
Basic and diluted	$(1.48)	$(0.45)
Weighted average shares outstanding	25,565,783	25,474,175

5.	Bausch & Lomb Collaborative Agreement

Pharmos sold to Bausch & Lomb all of its rights in the U.S. and Europe to manufacture and market Lotemax® and Alrex® and Zylet®, the third loteprednol etabonate-based product, which was submitted to the FDA for marketing approval in September 2003. In December 2004, Bausch & Lomb received approval from the FDA of its New Drug Application for Zylet as an ophthalmic anti-inflammatory/antibiotic combination product.

During January 2005, an amended agreement was signed in regard to Zylet and the Company received gross proceeds of approximately $12.2 million from Bausch & Lomb. Additionally, the Company may receive a milestone payment of up to $10 million if actual sales during the first two years following Bausch & Lomb’s commercialization exceed agreed-upon forecasted amounts. A review of Zylet sales provided by Bausch and Lomb indicated that no additional payments are due the Company as actual sales of Zylet did not reach the agreed levels. Pharmos agreed to pay up to $3.75 million of Bausch & Lomb’s costs of developing Zylet, of which $600,000 was deducted from the purchase price paid by Bausch & Lomb in October 2001. In July 2003, another $1.57 million was paid to Bausch & Lomb. As of December 31, 2004, Pharmos owed an additional $1.56 million as its share of these research and development related Zylet expenses, which was included in accounts payable and represents the final amount Pharmos owes Bausch & Lomb for their project development under the terms of the agreement. This amount was paid to Bausch & Lomb in January 2005.

Pharmos paid Dr. Nicholas Bodor, the loteprednol etabonate patent owner and licensor, who is also a former director of and consultant to Pharmos, a total of approximately $2.7 million from the initial proceeds of the sale of Lotemax® and Alrex® in return for his consent to Pharmos’ assignment of its rights under the license agreement to Bausch & Lomb ($1.5 million paid at closing and $1.2 million paid in

Pharmos Corporation
Notes to Consolidated Financial Statements

October 2002). During January 2005, the Company paid Dr. Bodor approximately $1.3 million per the agreement with respect to Zylet. Pharmos owes Dr. Bodor an additional 14.3% of any payments the Company may receive from Bausch & Lomb in the event that certain sales levels are exceeded in the first two years following commencement of sales in the U.S. Pharmos has no further obligations for payments to Bausch & Lomb.

6.	Fixed Assets

Fixed assets consist of the following:

	December 31,

	2007	2006

Laboratory, pilot plant and other equipment	$2,727,055	$3,053,556
Leasehold improvements	839,713	812,070
Office furniture and fixtures	288,965	299,759
Computer equipment	822,835	1,192,439
Vehicles	—	49,489

	4,678,568	5,407,313
Less - Accumulated depreciation	(4,254,110)	(4,813,856)

Total Fixed Assets	$424,458	$593,457

Depreciation of fixed assets was $235,134, $314,769, and $381,812 in 2007, 2006 and 2005, respectively.

7.	Grants for Research and Development

During 2007, 2006 and 2005, gross research and development costs amounted to $11,457,566, $8,956,821, and $9,568,293 respectively.

The Company has entered into agreements with the State of Israel, which provide for grants for research and development relating to certain projects. Amounts received pursuant to these agreements have been reflected as a reduction of research and development expense. Such reductions amounted to $812,042, $1,445,513 and $1,406,508 during 2007, 2006 and 2005, respectively. The agreements with agencies of the State of Israel place certain legal restrictions on the transfer of the technology and manufacture of resulting products outside Israel. The Company will be required to pay royalties, at rates ranging from 3% to 5%, to such agencies from the sale of products, if any, developed as a result of the research activities carried out with the grant funds up to the amount received and interest.

As of December 31, 2007, the total amounts received under such grants amounted to $17,827,499. Aggregate future royalty payments related to sales of products developed, if any, as a result of these grants are limited to $16,338,559, exclusive of interest, based on grants received through December 31, 2007.

The Company signed an agreement with Consortium Magnet for developing generic technologies for design and development of drugs and diagnostic kits which consortium is operated by the Office of the Chief Scientist (OCS) of Israel. Under such agreements the Company is entitled to a non-refundable grant amounting to approximately 60% of actual research and development and equipment expenditures on approved projects. No royalty obligations are required within the framework. As of December 31, 2005, the Company received cumulative grants totaling $1,659,549 for this program which was completed and closed.

The Company signed an agreement with Consortium Magnet to develop a supply of water-soluble prodrugs of lipophilic compounds that improve their bioavailability and biopharmaceutical properties. Under such agreement the Company is entitled to a non-refundable grant amounting to approximately 60% of actual research and development and equipment expenditures on approved projects. No royalty obligations are required within the framework. As of December 31, 2006, the Company received cumulative grants totaling $546,609 for this program. On December 31, 2006, the OCS closed the magnet program.

Pharmos Corporation
Notes to Consolidated Financial Statements

8.	Private Placement of Convertible Debt

On September 26, 2003, the Company completed a private placement of convertible debentures and warrants to six institutional investors, generating total gross proceeds of $21.0 million. Five million dollars of the proceeds was to be used for working capital purposes, and $16.0 million would be available to fund acquisitions upon the approval of the investors. The convertible debentures were convertible into common stock of the Company at a fixed price of $20.20, 205% above the closing bid price of the stock for the five days preceding the closing date. The debentures, which bore an interest rate of 4%, were redeemed in 13 substantially equal monthly increments beginning March 31, 2004. In general, amounts converted into shares of Pharmos common stock reduced the monthly redemption amount proportionately. The $16.0 million earmarked for acquisition activity was held in escrow until repaid. The debentures were fully repaid during March 2005; As of December 31, 2005, there are no remaining funds in the escrow account. In connection with the financing, the Company also issued 1,102,941 three-year warrants (including 102,941 placement agent warrants) to purchase 1,102,941 shares of common stock at an exercise price of $10.20 per share. Total issuance costs related to the financing were approximately $1,229,000 in cash and $434,000 for the value of the placement agent warrants. The issuance costs allocated to the warrants were recorded as a reduction to additional paid in capital. The placement agent warrants were capitalized and were amortized over the life of the debt. The Company calculated the value of the warrants at the date of the transaction, including the placement agent warrants, being approximately $4,652,877 under the Black-Scholes option-pricing method (assumption: volatility 75%, risk free rate 1.59% and zero dividend yield). The Company allocated the $19.34 million in net proceeds between the convertible debentures and the warrants based on their relative fair values. The Company has reported the debt discount of approximately $3.5 million as a direct reduction to the face amount of the debt in accordance with APB 21. The discount accreted over the life of the outstanding debentures. Total accretion of the debt discount from inception through December 31, 2005 was $3,284,041. The issuance costs allocated to the convertible debentures of approximately $1.4 million had been being deferred and amortized to interest expense over the life of the debt. Total amortization of the debt issuance costs from inception through December 31, 2005 was $1,309,075. During the first quarter of 2004, one of the investors converted a total of $2 million plus interest into 99,533 shares of common stock. In conjunction with this conversion, the relating unamortized debt discount and issuance costs totaling $267,912 was reclassified to additional paid in capital. As of December 31, 2005, all the debentures had been either repaid or converted into common stock of the Company. As of December 31, 2005, 351,400 of the total warrants issued were exercised totaling approximately $3,584,280. There were no warrants exercised during 2005, 2006 or 2007.

9.	Shareholders Equity Transactions

2007 Transactions

On March 31, 2007, 37,975 shares were issued to Haim Aviv for shares which vested, according to the terms of his Retention Award Agreement and his severance agreement.

During 2007, 2006 and 2005, there were no shares of common stock issued pursuant to the Pharmos Corporation 2001 Employee Stock Purchase Plan. All full-time and part-time employees of the Company who have completed a minimum of 6 months of employment are eligible to participate. The price of the Common Stock is calculated at 85% of the lower of either the mean between the highest and lowest prices at which Pharmos common stock trades on the first business day of the month, or the mean between the highest and lowest trading prices on the day of exercise (the last day of the month). A participant can purchase shares not to exceed 10% of one’s annualized base pay; $25,000; or 5% or more of shares outstanding. The total number of shares reserved for issuance under the 2001 Plan is 100,000 shares. As of December 31, 2007, there were 87,440 shares remaining for issuance under the 2001 Plan.

For the year ended December 31, 2007, there were no options exercised under the Company’s Stock Option Plans. For the year ended December 31, 2007, the Company incurred a non-cash charge of $1,076,606 for stock options to employees and directors.

Pharmos Corporation
Notes to Consolidated Financial Statements

As of December 31, 2007, the Company had reserved 2,420,386 for outstanding stock options and 297,739 for outstanding warrants.

2006 Transactions

On October 25, 2006 Pharmos issued 6,500,000 shares of its common stock to Vela’s shareholders in conjunction with the acquisition of Vela.

For the year ended December 31, 2006, there were no options exercised under the Company’s Stock Option Plans. For the year ended December 31, 2006, the Company incurred a non-cash charge of $939,500 for issuing stock options to employees.

As of December 31, 2006, the Company had reserved 1,987,914 for outstanding stock options and 424,769 for outstanding warrants.

2005 Transactions

For the year ended December 31, 2005, there were no options exercised under the Company’s Stock Option Plans. For the year ended December 31, 2005, the Company incurred a non-cash charge of $1,244 for issuing stock options to consultants who have since become employees. In addition, the amortization of the remaining balance for options which had been issued below fair market value in 2004 and charged to deferred compensation has been expensed in the amount of $48,000 during 2005 as a result of the acceleration of vested options above $9.00 which included these shares. The total amortization for all shares issued below fair market value recognized during 2005 was $68,772.

During 2005, the Company recorded an expense of approximately $1,103,000 in connection with the Retention Awards granted to Dr Aviv and Dr. Riesenfeld. Per the Awards, only Dr. Riesenfeld was issued shares of restricted stock. Dr. Aviv received restricted stock units and will be issued shares of stock when vested. On December 31, 2005, 37,975 shares were issued to Haim Aviv for shares which vested, according the terms of his Retention Award Agreement. Dr. Riesenfeld’s shares had already been issued at the time of the approval of the Retention Award Agreement.

In September 2005, the shareholders of the Company approved the increase in the number of authorized shares of the Company’s Common Stock to 60,000,000 from 30,000,000.

On May 26, 2005, Pharmos Corporation filed a Certificate of Change with the Nevada Secretary of State which served to effect, as of May 31, 2005, a 1-for-5 reverse split of Pharmos’ common stock. As a result of the reverse stock split, every five shares of Pharmos common stock were combined into one share of common stock; any fractional shares created by the reverse stock split were rounded up to whole shares. The reverse stock split affected all of Pharmos’ common stock, stock options, restricted shares and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split reduced the number of shares of Pharmos’ common stock outstanding from 95,137,076 shares to 19,027,809 shares, and the number of authorized shares of common stock was reduced from 150,000,000 shares to 30,000,000 shares. All references to common share and per common share amounts for all periods presented have been retroactively restated to reflect this reverse split. At the Annual Meeting in September 2005, the shareholders voted to increase the number of authorized shares of common stock to 60,000,000 shares.

As of December 31, 2005, the Company had reserved 1,261,591 for outstanding stock options and 1,176,310 for outstanding warrants.

Pharmos Corporation
Notes to Consolidated Financial Statements

10.	Warrants

Some of the warrants issued in connection with various equity financing and related transactions contain anti-dilution provisions requiring adjustment. The following table summarizes the common shares issuable upon exercise of warrants outstanding at December 31, 2007 as adjusted for the events which have triggered anti-dilution provisions contained in the respective warrant agreements:

	Warrants	Weighted Average Exercise Price

Warrants Outstanding at 12/31/04	1,383,188	$10.35

Cancelled	(206,878)	$8.90

Warrants Outstanding at 12/31/05	1,176,310	$9.05

Cancelled	(751,541)	$2.04

Warrants Outstanding at 12/31/06	424,769	$7.02

Cancelled	(127,030)	$7.10

Warrants Outstanding at 12/31/07	297,739	$6.99

Warrants Exercisable at 12/31/07	297,739	$6.99

Warrants Exercisable at 12/31/06	424,769	$7.02

Warrants Exercisable at 12/31/05	1,176,310	$9.05

Schedule of warrants expiration:

Expiration Date	Common Shares Issuable Upon Exercise

2008	297,739

11.	Stock Option Plans

The Company’s shareholders have approved incentive stock option plans for officers and employees. The Company’s shareholders have approved nonqualified stock options for key employees, directors and certain non-employee consultants. Options granted are generally exercisable over a specified period, not less than one year from the date of grant, generally expire ten years from the date of grant and vest evenly over four years.

A summary of the various established stock options plans are as follows:

1997 Plan and 2000 Plan. The 1997 Plan was and the 2000 Plan is administered by a committee appointed by the Board of Directors (the Compensation Committee”). The Compensation Committee will designate the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations.

The maximum number of shares of Common Stock available for issuance under the 1997 Plan was 300,000 shares, as amended, and under the 2000 Plan is 4,700,000 shares, as amended. Each plan is subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like.

Pharmos Corporation
Notes to Consolidated Financial Statements

Common Stock subject to options granted under the 1997 Plan and the 2000 Plan that expire or terminate will again be available for options to be issued under each Plan.

All stock option grants during 2007 were made from the Pharmos Corporation 2000 Incentive and Non-Qualified Stock Option Plan.

The following table summarizes activity in stock options approved by the Company’s Board of Directors:

	Option	Weighted Average Exercise Price

Options Outstanding at 12/31/04	791,992	$13.65

Granted	575,310	$2.88
Cancelled	(169,003)	$12.21

Options Outstanding at 12/31/05	1,198,299	$8.63

Granted	881,000	$2.09
Cancelled	(154,677)	$8.82

Options Outstanding at 12/31/06	1,924,622	$5.62

Granted	870,000	$1.70
Cancelled	(374,236)	$7.06

Options Outstanding at 12/31/07	2,420,386	$3.99

Options exercisable at 12/31/07	1,606,763	$5.12

Options exercisable at 12/31/06	879,467	$9.62

Options exercisable at 12/31/05	622,333	$13.81

Additional information with respect to the outstanding stock options as of December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price

$1.46 - $2.01	945,000	5.4 years	$1.71	238,749	$1.83

$2.15 - $3.95	1,072,062	7.4 years	$2.41	964,690	$2.42

$5.10 - $8.75	93,774	4.2 years	$5.41	93,774	$5.41

$9.38 - $21.20	309,550	4.2 years	$15.98	309,550	$15.98

	2,420,386	6.1 years	$3.99	1,606,763	$5.12

Pharmos Corporation
Notes to Consolidated Financial Statements

On September 6, 2004, the Board of Directors approved the Retention Award Agreements and Pharmos entered into Retention Award Agreements with each of Dr. Haim Aviv, Chairman and Chief Executive Officer, and Dr. Gad Riesenfeld, its then President and Chief Operating Officer. The Company granted retention awards of 75,949 restricted stock units to Dr. Aviv and 50,633 shares of restricted stock to Dr. Riesenfeld (the Awards). Under the agreement, one-half of the Awards vested on December 31, 2005 and the balance shall vest and become non-forfeitable on June 30, 2007, subject to certain accelerated vesting provisions. Under the terms of Dr. Riesenfeld’s severance agreement, the balance of his Awards vested on his departure from the Company on April 2, 2006 and the expense of those awards was accelerated on April 2, 2006. Under the terms of Dr. Aviv’s severance agreement, the balance of his Awards vested on his departure from the Company on March 31, 2007 and the expense of those awards was accelerated at March 31, 2007. The fair value of the restricted shares was based on the fair value of the stock on the issuance date. The Awards of restricted stock are not included in the above stock option table.

Fair value of options:

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2007	2006

Risk-free interest rate	4.20-4.75%	4.35-4.69%
Expected lives (in years)	6.16	5
Dividend yield	0%	0%
Expected volatility	79 -80%	80 -84%
Fair value	$1.28	$1.60

Expected Volatility. The Company calculates the expected volatility of its stock options using historical volatility of weekly stock prices.

Expected Term. The expected term is based on historical observations of employee exercise patterns during the Company’s history.

Risk-Free Interest Rate. The interest rate used in valuing awards is based on the yield at the time of grant of a U.S. Treasury security with an equivalent remaining term.

Dividend Yield. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-Vesting Forfeitures. Estimates of pre-vesting option forfeitures are based on Company experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

During the years ended December 31, 2007, 2006 and 2005, employees and outside directors of the Company were granted stock options under the Pharmos 2000 Stock Option Plan in the amount of 870,000 or a fair value of $1,117,347, 881,000 options, or a fair value of $1,412,443, and 575,310 options, or a fair value of $949,900, respectively. The fair value of options that vested during the years ended December 31, 2007, 2006 and 2005, without considering forfeitures, was $1,018,539, $1,046,956 and $4,939,943, respectively.

12.	Related Parties

The Company’s Pharmos Ltd. subsidiary renewed a License Agreement with Herbamed, Ltd., a company controlled by the Company’s Chairman and Chief Executive Officer. The License Agreement licenses to Herbamed the Company’s patent rights for the oral delivery of lipophilic substances in the limited field of

Pharmos Corporation
Notes to Consolidated Financial Statements

nutraceuticals, which include food and dietary supplements, food additives, vitamins and herbs. Under the terms of the revised License Agreement, Herbamed will pay to Pharmos Ltd. royalties of 3% on net sales. During 2007, 2006 and 2005, the Company recognized other income of $4,992, $5,177, and $24,670, respectively, under terms of the licensing agreement with Herbamed.

CEO Retirement Agreement. Pursuant to the retirement agreement with the Company, the Chairman and former CEO acquired his corporate automobile on June 30, 2007 for $31,008. The automobile’s fair market value as of June 2007 was $64,599 and its depreciated cost as of the June 30, 2007 was $68,278. The discounted benefit of $33,591 was included in general and administrative expenses.

13.	Income Taxes

For 2007, 2006 and 2005, the Company has not recorded a tax benefit on the operating losses generated by U.S and Israeli operations. After an assessment of all available evidence, including historical and forecasted operating results, management has concluded that realization of the Company’s net operating loss carryforwards (NOLs”), which includes Vela’s historical NOLs and research tax credits generated through the acquisition date, and other deferred tax assets could not be considered more likely than not. Based on this assessment, the Company has increased the valuation allowance established on deferred tax assets by approximately $3,177,000, $40,510,000, and $1,617,000 in 2007, 2006 and 2005, respectively. A substantial portion of the increase in the December 31, 2006 valuation allowance related to the acquired NOLs and tax credits of Vela.

In 2007, 2006, and 2005, the Company sold $12,136,911, $7,781,267 and $6,413,522, respectively, of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the Program”). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from the sale in 2007, 2006, and 2005, net of commissions, were $955,782, $612,775 and $490,634, respectively, and such amounts were recorded as a tax benefit in the accompanying statements of operations. In December 2006, the Company received $493,000 related to the sale of Vela net operating losses. In accounting for the Vela acquisition, such amount was allocated to the purchase price and, accordingly, is not reflected in the accompanying 2006 statement of operations. The State renews the Program annually and currently limits the aggregate proceeds to $60,000,000. We cannot be certain if we will be able to sell any of our remaining or future New Jersey loss carryforwards or tax credits under the Program.

For 2007, 2006 and 2005, the Company’s recorded tax benefit differs from the benefit calculated by applying the statutory U.S. federal income tax rate due to the valuation allowances established on deferred tax assets in those periods and non-deductible charges, including the in - process research and development charge, offset by the aforementioned tax benefits from the sale of New Jersey NOLs.

At December 31, 2007 and 2006, the Company’s deferred tax assets are comprised of the following:

	2007	2006

Domestic NOLs	$75,906,000	$72,883,000
Israeli NOLs	877,000	818,000
Research and Development Credit Carryforwards	6,831,000	7,080,000
In Process Research and Development	8,231,000	8,231,000
Accrued expenses, compensation and other	1,204,000	860,000

Net Deferred Tax Assets	93,049,000	89,801,000
Valuation allowance	(93,049,000)	(89,801,000)

	$—	$—

Pharmos Corporation
Notes to Consolidated Financial Statements

At December 31, 2007 the Company had net operating losses of approximately $207 million and $92 million for U.S and New Jersey tax return purposes, respectively. Of these amounts, approximately $60 million and $42 million, respectively, relate to Vela’s results of operations prior to the acquisition. Management believes that Vela’s State of New Jersey NOL will not qualify to be available for sale under the Program. Net operating losses for Israel tax return purposes approximated $3 million at December 31, 2007. As a result of previous business combinations and changes in its ownership, there is a substantial amount of U.S. NOLs that may be subject to annual limitations on utilization. The remaining U.S. NOLs begin to expire in 2008 and continue to expire through 2027.

The Vela acquisition has been regarded as a tax free reorganization, although no assurances can be given to this treatment, within the meaning of Section 368(a) of the Internal Revenue Code.

14.	Commitments and Contingencies

Leases

The Company leases research and office facilities in Israel and New Jersey. The facilities in Israel are used in the operation of the Company’s research and development activities.

All of the leases described above call for base rentals, payment of certain building maintenance costs (where applicable) and future increases based on the consumer price indices.

At December 31, 2007, the future gross minimum lease commitments with respect to non-cancelable operating leases (including office and equipment leases) with initial terms in excess of one year are as follows:

Lease Commitments

2008	$311,801
2009	233,810
2010	2,745
2011	—
2012	—

$548,356

Rent expense during 2007, 2006 and 2005 amounted to $447,316, $623,165, and $544,013, respectively. In 2007, 2006 and 2005, rent expense is net of sublease income of $100,713, $128,850, and $97,630, respectively. A sublease agreement expired on March 31, 2007 and was at an annual rate of $97,630. A second sublease entered into March 2006 is for $37,466 annually and expires on December 2009. The Israel facility entered into a sub-lease agreement for a portion of the leased space in 2007.

Consulting contracts and employment agreements

In the normal course of business, the Company enters into annual employment and consulting contracts with various employees and consultants.

Dividend restrictions

Dividends may be paid by the Company’s subsidiary, Pharmos Limited, only out of retained earnings as determined for Israeli statutory purposes. There are no retained earnings in Israel available for distribution as dividends as of December 31, 2007, 2006 or 2005.

Pharmos Corporation
Notes to Consolidated Financial Statements

Litigation

The Company and certain current officers have been named as defendants in several purported shareholder class action lawsuits alleging violations of federal securities laws. These lawsuits were filed beginning in January 2005 and are pending in the U.S. District Court for the District of New Jersey. These lawsuits assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 hereunder. The complaints allege generally that the defendants knowingly or recklessly made false or misleading statements regarding the effectiveness of dexanabinol in treating TBI (Traumatic Brain Injury) which had the effect of artificially inflating the price of the Company’s common stock. These class actions have been consolidated by order of the court and lead plaintiffs and lead plaintiffs’ counsel have been appointed. An amended complaint was filed in September 2005.

On May 31, 2007, the Company entered into an agreement with plaintiffs to settle the class action lawsuits that commenced starting in January 2005 and are currently pending in the U.S. District Court for the District of New Jersey. The lawsuits relate to statements purportedly made by Pharmos and its officers regarding the effectiveness of dexanabinol in treating traumatic brain injury.

The settlement, which is covered in its entirety by Pharmos’ insurance, has been reached with no admission of liability by any party and has been entered into to avoid costly and time consuming litigation by all parties. The parties agreed to seek the required court approvals of the settlement and filed the settlement documents with the Court on June 4, 2007. On July 18, 2007, the Court granted preliminary approval of the settlement.

Both of the previously disclosed derivative lawsuits (which alleged, generally, breaches of fiduciary duty and other state law violations arising from the same set of underlying facts as the class actions) have been settled, court approval has been obtained, the settlements are final and the cases have been dismissed with prejudice.

15.	Employee Benefit Plans

The Company has a 401-K defined contribution profit-sharing plan covering its’ U.S. employees. Contributions to the plan are based on employer contributions as determined by the Company and allowable discretionary contributions, as determined by the Company’s Board of Directors, subject to certain limitations. Contributions by the Company to this plan amounted to $39,204, $46,080, and $49,132 in 2007, 2006 and 2005, respectively.

Pharmos Ltd. participates in various contribution severance plans and makes regular deposits with pension funds or insurance companies to allow some severance rights to most of its employees. The custody and management of the amounts so deposited are independent of the Company. The Company is required by Israeli labor laws to pay upon dismissal or retirement each employee one month of salary for each year of service. The Company generally funds this liability by purchasing insurance policies directly in the name of each employee.

16.	Segment and Geographic Information

The Company is active in one business segment: designing, developing, selling and marketing pharmaceutical products. The Company maintains development operations in the United States and Israel. The Company’s administration operations are maintained in the United States. The Company’s chief operating decision makers use measurements aggregated at the entity-wide level to manage the business. Reflected in the amounts below are intercompany billings from Israel to the United States for research and development activity.

Pharmos Corporation
Notes to Consolidated Financial Statements

          Geographic information for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Net loss
United States	$(15,553,864)	$(34,848,770)	$(2,709,593)
Israel	(71,961)	(288,199)	(220,279)

	$(15,625,825)	$(35,136,969)	$(2,929,872)

Total assets
United States	$10,827,747	$25,245,098	$45,752,574
Israel	1,547,212	3,148,240	3,238,198

	$12,374,959	$28,393,338	$48,990,772

Long lived assets, net
United States	$18,280	$38,368	$86,505
Israel	406,178	555,089	656,355

	$424,458	$593,457	$742,860

Capital expenditures, net
United States	$9,100	$1,155	$8,401
Israel	167,492	164,211	128,821

	$176,592	$165,366	$137,222

Pharmos Corporation
Notes to Consolidated Financial Statements

17. Quarterly Information (Unaudited)

Year ended December 31, 2007	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Operating Expenses	$5,100,362	$4,877,224	$3,732,191	$3,869,482
Loss from Operations	(5,100,362)	(4,877,224)	(3,732,191)	(3,869,482)
Other income	347,267	239,821	193,636	216,928
Net loss [2]	$(4,753,095)	$(4,637,403)	$(3,538,555)	$(2,696,772)
Net loss per share - basic and diluted*	$(.19)	$(.18)	$(.14)	$(.11)

Year ended December 31, 2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Operating Expenses[1]	$3,458,184	$4,596,064	$4,730,287	$24,757,984
Loss from Operations	(3,458,184)	(4,596,064)	(4,730,287)	(24,757,984)
Other income	455,498	497,688	488,734	350,855
Net loss [2]	$(3,002,686)	$(4,098,376)	$(4,241,553)	$(23,794,354)
Net loss per share - basic and diluted*	$(.16)	$(.21)	$(.22)	$(1.00)

* The addition of earnings (loss) per share by quarter may not equal total earnings (loss) per share for the year.

1.

Fluctuations within operating expenses are primarily related to expenses with clinical trials and the timing of the receipt of grants and the acquisition of Vela in process research and development expenses in the fourth quarter of 2006.

2.	Includes the sale of the NJ Net Operating Losses in the fourth quarters of 2007 and 2006 of $955,782, and $612,775, respectively.

SUBSEQUENT EVENTS

Private Placement of Convertible Debentures

Pharmos Corporation announced on January 3, 2008 that it completed an initial closing of a private placement of its 10% Convertible Debentures due November 2012. At the initial closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing investors in the Company, namely Venrock Associates (which is affiliated with Anthony B. Evnin), New Enterprise Associates (which is affiliated with Charles W. Newhall, III), Lloyd I. Miller, III and Robert F. Johnston.

The Debentures mature the earlier of November 1, 2012 or the sale of the Company. The Debentures, together with all accrued and unpaid interest thereon, may be repaid, without premium or penalty, commencing on November 1, 2011.

A condition of closing was the amendment of the 2006 Vela acquisition agreement to defer the cash milestones payable by the Company to the former stockholders of Vela Pharmaceuticals Inc. upon (A) the enrollment of the final patient in the Company’s current Phase 2b clinical trial for dextofisopam ($1 million) and (B) the successful completion of such Phase 2b ($2 million). Payment will be deferred until such time as (X) the Company has successfully entered into a strategic collaboration or licensing agreement with a third party for the development of dextofisopam resulting in an upfront cash fee or at least $10 million, and (Y) Payment of one or both of the cash milestones would still leave the Company with at least one year’s operating cash.

Pharmos Corporation
Notes to Consolidated Financial Statements

Additionally, the Vela acquisition agreement was amended to defer the equity milestones issuable to the Vela shareholders related to such Phase 2b events until November 1, 2009.

Starting on November 1, 2009 (or earlier sale of the Company), any outstanding Debenture may be converted at the option of the holder. The conversion price is fixed equal to $0.70 per share. The Debentures bear interest at the rate of 10% per annum, payable semi-annually either in cash or common stock of the Company at the option of the Company.

Under the terms of the offering, the Company may raise gross proceeds up to an aggregate of $8,000,000 from the sale of Debentures in the placement (including the Debentures issued at the initial closing). The proceeds will be used for working capital, in particular for the ongoing Phase 2b trial for dextofisopam. The securities issued and issuable in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

Board and Management Changes

Pharmos Corporation also announced the following changes in its Board of Directors and Management, in January and February 2008:

Board Changes

Robert F. Johnston has been elected to the Board as Executive Chairman effective January 3, 2008.

Haim Aviv, Ph.D., David Schlachet and Mony Ben Dor (all effective January 3, 2008) and Abraham Sartani (effective February 11, 2008) have retired from the Board.

The Pharmos Board now consists of six directors - Robert F. Johnston, Executive Chairman, Anthony B. Evnin (Venrock), Charles W. Newhall, III (New Enterprise Associates), Srinivas Akkaraju, M.D., Ph.D. (Panorama Capital), Lloyd I. Miller, III and Elkan Gamzu, Ph.D.

Management Changes

Effective January 3, 2008 the Pharmos Board designated Mr. Robert F. Johnston to serve as Executive Chairman of the Board and Mr. S. Colin Neill to serve as President, in addition to his current roles as Chief Financial Officer, Treasurer and Secretary.

Also effective January 3, 2008, Elkan Gamzu Ph.D., who had been Chief Executive Officer, retired from that position and will remain on the Board.